Exhibit 10.5

June 23, 2022

SK Growth Opportunities Corporation

228 Park Avenue S #96693

New York, NY 10003

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between SK Growth Opportunities Corporation, a Cayman Islands exempted company (the “Company”), and Deutsche Bank Securities Inc., as underwriter (the “Underwriter”), relating to an underwritten initial public offering (the “Public Offering”), of up to 23,000,000 of the Company’s units (including up to 3,000,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant. Each whole warrant (each, a “Public Warrant”) entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the Public Offering, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Auxo Capital Managers LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is, or will be, a member of the Company’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. Business Combination Consent. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior written consent of the Sponsor.

2. Business Combination Support. The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

3. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Charter”), or such later period approved by the Company’s shareholders in accordance with the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) The Sponsor and each Insider agrees to not propose any amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares.

(c) The Sponsor acknowledges and agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination in accordance with the Charter), or such later period approved by the Company’s shareholders in accordance with the Charter, it hereby waives its right to be repaid for any Working Capital Loans or Extension Loans, if any, that it or its affiliates or designees have provided to the Company.

(d) The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with a shareholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination in accordance with the Charter) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

4. Business Combination with Affiliate. The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target business that is affiliated with the undersigned or any other Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm or an independent firm that commonly renders valuation opinions that such Business Combination is fair to the Company from a financial point of view.

5. Lock-Up; Transfer Restrictions. The Sponsor and each Insider agrees that it, he or she shall not Transfer:

(a) any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up; and

(b) any Private Placement Warrants, Working Capital Warrants or Extension Loan Warrants or Class A Ordinary Shares underlying such warrants until 30 days after the completion of an initial Business Combination (the “Warrants Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriter, Transfer any Units, Ordinary Shares (including, but not limited to, Founder Shares), Private Placement Warrants or any other securities convertible into, or exercisable or exchangeable for, Ordinary Shares (but excluding Units, Ordinary Shares or Public Warrants purchased in the Public Offering or thereafter) held by it, her or him, as applicable.

(d) Notwithstanding the provisions set forth in Sections 5(a), 5(b) or 5(c) above, Transfers of the Founder Shares, Private Placement Warrants and Class A Ordinary Shares underlying the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 5(d)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or any affiliates of such members and funds and accounts advised by such members, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (f) pro rata distributions from the Sponsor to its members, partners, or stockholders pursuant to the Sponsor’s operating agreement; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (i) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (j) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

6. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination in accordance with the Charter), the Sponsor (the “Indemnitor”), which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor, or any of the other undersigned, agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.25 per Offering Share (or such greater amount if additional funds have been deposited in the Trust Account in connection with the extension of the period of time the Company has to consummate a Business Combination) and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.25 per Offering Share (or such greater amount if additional funds have been deposited in the Trust Account in connection with the extension of the period of time the Company has to consummate a Business Combination) is then held in the Trust Account due to reductions in the value of the trust assets, in each case, less taxes payable, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible to the extent of any liability for such third party claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

7. Forfeiture of Founder Shares. To the extent that the Underwriter does not exercise its over-allotment option to purchase up to an additional 3,000,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares equal to 750,000 multiplied by a fraction, (i) the numerator of which is 3,000,000 minus the number of Units purchased by the Underwriter upon the exercise of its over-allotment option, if any, and (ii) the denominator of which is 3,000,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriter so that the Founder Shares will represent an aggregate of 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants). The Initial Shareholders further agree that to the extent that the size of the Public

Offering is increased or decreased, the Company will purchase or sell Units or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 3,000,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Class A Ordinary Shares included in the Units issued in the Public Offering and (B) the reference to 750,000 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to surrender to the Company in order for the number of Founder Shares to be equal to an aggregate of 20% of the Company’s issued and outstanding Ordinary Shares after the Public Offering (not including Class A Ordinary Shares underlying any then outstanding warrants).

8. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriter and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 2, 3, 5, 6 and 7, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Representations and Warranties.

(a) The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the Insider’s background. For each Insider who is or is nominated to be a director or officer of the Company, such Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

(b) The Company, the Sponsor and each Insider , with respect to itself, herself or himself, represent and warrant that it, she or he has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

10. Payments by Company. The Company agrees that, except as disclosed in the Prospectus, neither the Sponsor nor any Insider or employee, nor any affiliate of the Sponsor or any Insider or employee of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by the Sponsor; payment to the Sponsor for certain secretarial and administrative support services provided to the Company and other expenses and obligations of the Sponsor as may be reasonably required by the Company for a total up to $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial Business Combination; repayment of the overfunding loans, which are non-interest bearing and unsecured loans in the amount of $5,000,000 (and up to an additional $750,000 if the underwriter’s over-allotment option is exercised in full) (the “Overfunding Loans”); repayment of extension loans in an amount up to an aggregate of $5,000,000 (or up to $5,750,000 if the underwriter’s over-allotment option is exercised in full) (the “Extension Loans”) and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination (the “Working Capital Loans”); provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such Overfunding Loans, Extension Loans or Working Capital Loans so long as no proceeds from the Trust Account are used for such repayment. The Overfunding Loans will be convertible into ordinary shares of the post-Business Combination entity at a price of $10.00 per share or repaid in cash upon the closing of the initial Business Combination, at the option of the Sponsor. The Extension Loans will be convertible into Extension Loan Warrants at a price of $1.00 per warrant or repaid in cash upon the closing of the initial Business Combination at the option of the Sponsor. Up to $1,500,000 of the Working Capital Loans may be convertible into Working Capital Warrants at a price of $1.00 per warrant at the option of the lender. The Extension Loan Warrants and the Working Capital Warrants will be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

11. Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Ordinary Shares” shall mean the Class A Ordinary Shares and the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”); (iii) “Founder Shares” shall mean the 5,750,000 Class B Ordinary Shares issued and outstanding (up to 750,000 of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised in full by the Underwriter); (iv) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Warrants” shall mean the 6,600,000 warrants (or 7,200,000 warrants if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $6,600,000 (or $7,200,000 if the over-allotment option is exercised in full), or $1.00 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Working Capital Warrants” shall mean the warrants that may be issued in connection with the conversion of any Working Capital Loans; (vii) “Extension Loan Warrants” shall mean the warrants that may be issued in connection with the conversion of any Extension Loans; (viii) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (ix) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering, the sale of the Private Placement Warrants and the Overfunding Loans shall be deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is or is nominated to be a director or officer of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available pursuant to such policy or policies for any of the Company’s directors or officers.

13. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) each Insider that is the subject of any such change, amendment, modification or waiver, (ii) the Sponsor and (iii) the Company.

14. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Third-Party Rights. Except as provided for in paragraph 8, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Except as provided for in paragraph 8, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16. Counterparts. This Letter Agreement may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

20. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

21. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2022; provided further that paragraph 6 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

AUXO CAPITAL MANAGERS LLC

By:	/s/ Derek E. Jensen
Name: Derek E. Jensen
Title: Manager and Chief Financial Officer

By:	/s/ Richard Chin
Name: Richard Chin

By:	/s/ Derek E. Jensen
Name: Derek E. Jensen

By:	/s/ John A. Boehner
Name: John A. Boehner

By:	/s/ Martin Payne
Name: Martin Payne

By:	/s/ Michael Edward Noonen
Name: Michael Edward Noonen

Acknowledged and Agreed:

SK GROWTH OPPORTUNITIES CORPORATION

By:	/s/ Richard Chin
Name: Richard Chin
Title: Chief Executive Officer

[Signature Page to Letter Agreement]